Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10017
 TELEPHONE: (212) 370-1300
 FACSIMILE:    (212) 370-7889
 www.egsllp.com

September 8, 2017

BlackRidge Technology International, Inc.
10615 Professional Circle, Suite 201
Reno, Nevada 89521

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to which this opinion is an exhibit, which Registration Statement is being filed by BlackRidge Technology International, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of 22,807,005 shares of common stock, par value $0.01 per share ("Shares") of the Company issued or issuable to the Company's employees, directors, consultants and advisors pursuant to the Blackridge Stock Incentive Plan (the "Plan") as set forth in the Restricted Stock Agreement (the "Grant Agreement") between the Company and the grantee (the "Plan Securities").

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)	the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

(2)	the Plan and the Grant Agreement; and

(3)	minutes of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.  In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Shares; and (ii) that, as applicable, upon receipt of the Shares in accordance with the terms of the Plan and the Grant Agreement, and when certificates for the same have been duly executed and countersigned and delivered, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

The opinions expressed herein are limited to the laws of the State of Nevada and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP